Exhibit 10.1

Conformed Copy

GSI Commerce, Inc.

935 First Avenue

King of Prussia, PA 19406

January 10, 2005

PERSONAL AND CONFIDENTIAL

Joseph Seibert

[Address]

Dear Joe:

GSI Commerce, Inc. (the “Company”) and you have mutually agreed to terminate your employment with the Company. This letter agreement and the release attached hereto as Exhibit “A” (collectively, the “Agreement”) set forth the agreement between the Company and you, relating to the termination of your employment with the Company and any of its parents, subsidiaries or affiliates. Your employment termination will be administered as follows.

1. Separation Date. Subject to your compliance with the terms of this Agreement, your Employee Agreement, dated January 8, 2003 (the “Employee Agreement”) and the Company’s Code of Business Conduct, Employee Manual and other policies and procedures (the “Company’s Policies”), your employment with the Company and any of its parents, subsidiaries or affiliates will terminate effective February 6, 2005 (the “Separation Date”).

2. Conduct Through Separation Date. Between the date of this Agreement and the Separation Date, you will take personal time off and will not come into the Company’s offices. You may come into the Company’s offices only to remove your personal belongings upon reasonable notice to the Company’s Senior Vice President of Human Resources. Notwithstanding anything to the contrary in this Agreement, the Company reserves the right to terminate your employment between the date of this Agreement and the Separation Date should the Company have “cause” (as defined in your Offer Letter, dated January 8, 2003 (the “Offer Letter”)) to do so, in which case the benefits provided in this Agreement to which you would not otherwise be entitled will cease to be provided.

3. Bonus and Severance Benefits. Subject to your compliance with the terms of this Agreement, your Employee Agreement and the Company’s Policies, (1) on March 31, 2005, the Company will pay to you a lump sum payment of $137,500 in full satisfaction of the bonus for which you are eligible under your Offer Letter, even though you will no longer be employed by the Company on the date such bonus amount will be paid, and (2) on June 30, 2005, the Company will pay to you a lump sum payment in an amount equal to five (5) months of your monthly base salary as of the Separation Date, subject to standard deductions and withholdings.

Joseph Seibert

January 10, 2005

4. Options and Awards. Any outstanding stock option or stock award that you may have will be exercisable and will terminate in accordance with its terms and will otherwise continue to be governed by the terms of the option or award and of the Company’s 1996 Equity Incentive Plan.

5. Employee Agreement. You acknowledge and affirm that the provisions of your Employee Agreement, which include a confidentiality obligation and restrictions on engaging in a business competitive with the Company and soliciting employees of the Company, will survive the termination of your employment with the Company in accordance with their terms.

6. Releases. As a condition of receiving the benefits described in Sections 1 through 4 above, you must sign and return to the Company a general release of claims in favor of the Company in the form attached as Exhibit “A” and that release shall have become effective in accordance with its terms. You will not be eligible for and will not receive the benefits described in Section 2 above if you do not sign the release and return it to the Company.

7. COBRA. Your healthcare coverage will terminate effective as of the Separation Date. You will be notified by the Company’s third party administrator regarding COBRA coverage.

8. No Other Benefits. You acknowledge that, other than as set forth in this Agreement, you will receive no other salary, bonus, options, awards, severance or other payments or benefits from the Company or any of its parents, subsidiaries or affiliates, including any salary, bonus, severance or other payments or benefits that you may have been entitled to under the Offer Letter. You also acknowledge that the consideration set forth in Sections 1 through 4 above is satisfactory and adequate in exchange for your promises and release contained herein and that the consideration set forth in Sections 1 through 4 above represents benefits to which you are not otherwise entitled under the Offer Letter or the Company’s normal policies, practices or employee benefit plans.

9. Further Assistance. You agree to cooperate fully with any reasonable request of the Company to provide information and/or materials to the Company or any parent, subsidiary or affiliate of the Company or to otherwise assist any of them in matters relating to the performance of your former duties.

10. Confidentiality and Non-Disparagement. You agree not to disclose the terms or provisions of this Agreement to anyone other than your attorneys, financial advisors and immediate family members, who will be informed of and bound by this confidentiality provision, unless they are required by law to make a disclosure of such provisions. Each party agrees not to make any statement, whether oral or written, which in any way disparages the other party. A violation of this paragraph will constitute a material breach of this Agreement.

Joseph Seibert

January 10, 2005

11. Entire Agreement. This Agreement, the applicable provisions of the Employee Agreement and any written stock option and restricted stock agreement(s) (under the terms of the Company’s 1996 Equity Incentive Plan) existing between the Company and you at the time of your employment termination form the complete and exclusive statement of terms between you and the Company with regard to this subject matter, supersede any other agreements or promises made to you by anyone, whether oral or written, on this subject, and cannot be modified or amended except in a writing signed by a duly authorized officer of the Company.

12. EMPLOYEE ACKNOWLEDGEMENT. YOU ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT, UNDERSTAND IT AND ARE VOLUNTARILY ENTERING INTO IT. YOU UNDERSTAND AND AGREE THAT THIS AGREEMENT CONTAINS A GENERAL RELEASE OF CLAIMS RELATING TO YOUR EMPLOYMENT AND THE TERMINATION OF THAT EMPLOYMENT AGAINST ALL RELEASED PARTIES.

13. Applicable Law. This Agreement will be governed by and construed in accordance with the substantive laws (and not the choice of laws rules) of the Commonwealth of Pennsylvania applicable to contracts made and to be performed entirely therein. Each of the parties irrevocably consents to service of process by certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance herewith. Each of the parties irrevocably consents to the jurisdiction of the state courts in Montgomery County, Pennsylvania and the federal courts in the Eastern District of Pennsylvania in any and all actions between the parties arising hereunder.

14. Legal Fees. In connection with the enforcement of any right or remedy, or the obtaining of any benefit, under this Agreement, the non-prevailing party shall pay all reasonable legal fees and expenses of the prevailing party.

Please indicate your agreement with the foregoing by signing this Agreement where indicated below.

Sincerely,

GSI Commerce, Inc.

By:	/s/ James Flanagan
Name:	James Flanagan
Title:	SVP HR

Joseph Seibert

January 10, 2005

Intending to be legally bound, and in consideration of the mutual agreements contained in this Agreement, the undersigned hereby agrees to the terms of this Agreement.

/s/ Joseph Seibert
Joseph Seibert

Date:	January 18, 2005

EXHIBIT A

EMPLOYEE RELEASE

(INDIVIDUAL TERMINATION OF EMPLOYEE AGE 40 OR OLDER)

I understand that I am not entitled to certain payments and/or benefits under the letter agreement, dated January 10, 2005, between GSI Commerce, Inc. (the “Company”) and me (together with this release, the “Agreement”), unless I sign this release and return it to the Company’s designated representative.

In consideration for certain of the severance payments and benefits I am receiving, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, attorneys, stockholders, successors, assigns and affiliates, and the officers, directors, agents, servants, employees, attorneys, and stockholders of any successor, assign or affiliate of the Company or any parent or subsidiary of the Company, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or its parents, subsidiaries or affiliates or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing. The only claims excepted from this release are claims I may have for:

a. unemployment or any state disability insurance benefits pursuant to the terms of applicable state law;

b. workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund;

c. continued participation in certain of the Company’s group benefit plans pursuant to the federal law known as COBRA; and

d. indemnification under the certificate of incorporation or bylaws of the Company or under a written indemnification agreement between the Company and you.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, as amended. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) I have the right to consult with an attorney prior to executing this Agreement; (c) I have twenty-one (21) days to consider this Agreement (although I may choose to voluntarily execute this Agreement earlier); (d) I have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement, which such revocation must be in writing and directed to the company’s Senior Vice President of Human Resources; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is executed by me, provided that the Company has also executed this Agreement by that date (“Effective Date”).

/s/ Joseph Seibert
Joseph Seibert

Date: January 18, 2005